CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-267506 and 333-278600), Forms S-8 (File Nos. 333-260257, 333-268074, 333-272238 and 333-284956) and Form S-1 (File No. 333-281156) of our report dated March 31, 2025 with respect to the audited consolidated financial statements of Greenidge Generation Holdings Inc. and its subsidiaries (collectively, the “Company”) appearing in this Annual Report Form on 10-K for the year ended December 31, 2024.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 31, 2025